EXHIBIT 99.1

News Release

Craig Manson Investor Relations 952/853-6022

CERIDIAN RECEIVES EXTENSION FROM LENDERS

MINNEAPOLIS, MN, September 30, 2004 — Ceridian Corporation (NYSE: CEN) announced today that it has amended its $350 million domestic revolving credit facility and $150 million Comdata receivables securitization facility to allow additional time to deliver its Form 10-Q for the second quarter to its lenders through November 9, 2004, without the delayed delivery constituting a default under these agreements.

The Company also announced today that the Audit Committee of its Board of Directors is in the process of completing its internal review focusing on the capitalization and expensing of certain costs in the Company’s Human Resource Solutions business. Although the Audit Committee’s internal review is ongoing and no conclusions have been reached, the Company currently anticipates that a restatement of its prior financial statements and a revision to its current guidance will be necessary, and that accordingly, such financial statements and guidance should no longer be relied upon. The Company will announce the results of and file its Form 10-Q for the quarterly period ended June 30, 2004, and amend the appropriate prior filings with the Securities and Exchange Commission, as soon as practicable following the Audit Committee’s completion of its internal review.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including the results of Ceridian’s Audit Committee review focusing on the capitalization and expensing of certain costs in Ceridian’s Human Resource Solutions business and those risk factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.